Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Number 333-202789

Final Term Sheet

3.336% Notes due 2021

Issuer:	Ford Motor Credit Company LLC

Trade Date:	March 15, 2016

Settlement Date:	March 18, 2016 (T+3)

Stated Maturity:	March 18, 2021

Principal Amount:	$1,750,000,000

Interest Rate:	3.336%

Benchmark Treasury:	1.125% due February 28, 2021

Benchmark Treasury Yield and Price:	1.486%; 98-09

Spread to Benchmark Treasury:	+185 basis points

Yield to Maturity:	3.336%

Price to Public:	100% of principal amount plus accrued interest from the Settlement Date

Underwriting Discount:	0.350%

Net Proceeds (Before Expenses) to Issuer:	$1,743,875,000 (99.650%)

Interest Payment Dates:	Semi-annually on each March 18 and September 18, beginning September 18, 2016

Joint Book-Running Managers:	Banco Bradesco BBI S.A.
Commerz Markets LLC
HSBC Securities (USA) Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
RBC Capital Markets, LLC
SG Americas Securities, LLC

Co-Managers:	BB Securities Ltd.
BNY Mellon Capital Markets, LLC
UniCredit Capital Markets LLC
U.S. Bancorp Investments, Inc.

CUSIP/ISIN:	345397XW8 / US345397XW88

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Banco Bradesco BBI S.A. at 1-212-888-9145, HSBC Securities (USA) Inc. 1-866-811-8049, Commerz Markets LLC at 1-212-895-1909, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or email dg.prospectus_requests@baml.com, RBC Capital Markets, LLC at 1-866-375-6829 or SG Americas Securities, LLC at 1-855-881-2108.